Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074
TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 59109.9

February 28, 2011

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

Kraft Foods Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel for Kraft Foods Inc., a Virginia corporation (the “Company”), in connection with the registration of an indeterminate amount of debt securities, shares of the Company’s Class A common stock, without par value (the “Common Stock”), shares of the Company’s preferred stock, without par value (the “Preferred Stock”), warrants, depositary shares, purchase contracts, guarantees and units (collectively, the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be issued in one or more series and will be offered on a continuous or delayed basis pursuant to Rule 415 of the Securities Act, from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Articles of Incorporation and Bylaws of the Company, each as amended through the date hereof, (ii) the Registration Statement and (iii) a certificate issued by the State Corporation Commission of the

Kraft Foods Inc.

February 28, 2011

Commonwealth of Virginia on February 23, 2011, and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.        The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.        With respect to any Common Stock, when (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) the Common Stock has been duly issued by the Company and delivered to and paid for by the purchasers thereof in accordance with the definitive purchase, underwriting or similar agreement approved by the Board, such Common Stock will be validly issued, fully paid and nonassessable.

3.        With respect to any Preferred Stock, when (a) the Board has taken all necessary corporate action to authorize and approve the issuance of any series of Preferred Stock, (b) articles of amendment for the particular series of Preferred

Kraft Foods Inc.

February 28, 2011

Stock have been filed with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and the SCC has issued a certificate of amendment with respect thereto and (c) the series of Preferred Stock has been duly issued by the Company and delivered to and paid for by the purchasers thereof in accordance with the definitive purchase, underwriting or similar agreement approved by the Board, such Preferred Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Hunton & Williams LLP